EXHIBIT 99.1

Tuesday, May 22, 2019

Contact:   Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Declares Quarterly Dividend and

Authorizes Share Repurchase Program

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 37 cents per common share, which is payable July 1, 2019 to shareholders of record on June 14, 2019.

In addition, the board of directors has authorized a  program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020. Repurchases under the program may be made through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and shares repurchased will be returned to the status of authorized and unissued shares of common stock. The timing, number and purchase price of shares repurchased under the program, if any, will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions, and there is no assurance that the Corporation will purchase any shares under the program. The Corporation’s previous share repurchase program was last authorized by the board of directors in April 2018 for the repurchase of up to $5.0 million of the Corporation’s common stock and will expire on May 31, 2019.  Under that program, beginning in November 2018, the Corporation has repurchased $3.4 million of its common stock.

About C&F

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc . C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland,  North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa,

Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.